Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces Debt Offering

Boston — September 24, 2015 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, today announced a proposed private offering of $800 million in aggregate principal amount of its Senior Notes due 2020 (the “Notes”).  The Notes will be senior unsecured obligations of the company and will be guaranteed by certain of its subsidiaries.

The company intends to use the net proceeds from the offering and borrowings under its revolving credit facility for the redemption of all of its outstanding 6.75% Euro Senior Subordinated Notes due 2018, 7.75% Senior Subordinated Notes due 2019 and 8.375% Senior Subordinated Notes due 2021.  The exact terms and timing of the offering will depend upon market conditions and other factors.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  This announcement shall not constitute a notice of redemption with respect to the notes being redeemed.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services.  The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

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